10b5-1 REPURCHASE PLAN

THIS 10b5-1 REPURCHASE PLAN dated as of August 21, 2006 (this “Repurchase Plan”), between Claire’s Stores, Inc., a Delaware corporation (the “Issuer”), and CL King & Associates (“CL King”).

RECITALS:

A. The Issuer desires to establish this Repurchase Plan to repurchase shares of its Common Stock, $0.01 par value (the “Stock”); and

B. The Issuer desires to engage CL King to effect repurchases of shares of Stock in accordance with this Repurchase Plan.

NOW, THEREFORE, the Issuer and CL King hereby agree as follows:

1. (a) Subject to the Issuer’s continued compliance with Section 2 hereof, CL King shall effect a purchase or purchases (each, a “Purchase”) of up to $68.5 million of the Stock during the period commencing on August 21, 2006 and ending on December 31, 2006.

(b) Purchases shall be made exclusively in the open market. CL King shall comply with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with each Purchase of Stock in the open market pursuant to this Repurchase Plan. The Issuer and CL King agree not to take any action that would cause Purchases not to comply with Rule 10b-18.

2. The Issuer shall pay to CL King a commission of $.015 per share of Stock repurchased pursuant to this Repurchase Plan. In accordance with CL King’s customary procedures, CL King will deposit shares of Stock purchased hereunder into an account established by CL King for the Issuer against payment to CL King of the purchase price therefor and commissions and other amounts in respect thereof payable pursuant to this Section. The Issuer will be notified of all transactions pursuant to customary trade confirmations.

3. (a) This Repurchase Plan shall become effective immediately and shall terminate upon the first to occur of the following:

(1) December 31, 2006;

(2) the Purchase of the amount of shares set forth in Section 1(a) above;

(3) receipt by CL King of notice of early termination substantially in the form of Exhibit A hereto, delivered by telecopy, transmitted to C.L. King & Associates, Inc., Attention: Robert Paul, at 518-431-3551;

(4) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;

(5) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or

(6) the failure of the Issuer to comply with Section 2 hereof.

(b) The Issuer’s obligation under Section 2 hereof in respect of any shares of Stock purchased prior to any termination hereof shall survive any termination hereof.

4. The Issuer understands that CL King may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to CL King or otherwise. If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to CL King or any other event, CL King shall effect such Purchase as promptly as practicable after the cessation or termination of such market disruption, applicable restriction or other event.

5. The Issuer represents and warrants, on the date hereof that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock), (b) it is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws, and (c) its execution of this Repurchase Plan and the Purchases contemplated hereby do not and will not violate or conflict with the Issuer’s certificate of incorporation or by-laws, or any law, rule regulation or agreement binding on or applicable to the Issuer or any of its subsidiaries or any of their respective properties or assets.

6. It is the intent of the parties that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b-18 under the Exchange Act, and this Repurchase Plan shall be interpreted to comply with the requirements thereof.

7. As of the effective day of this Repurchase Plan, the Issuer has not entered into a similar agreement with respect to the Stock.

8. This Repurchase Plan shall be governed by and construed in accordance with the laws of the State of Delaware and may be modified or amended only by a writing signed by the parties hereto.

9. The Issuer represents and warrants that its board of directors has authorized the transactions contemplated hereby and that the transactions contemplated hereby are consistent with the Issuer’s publicly announced stock repurchase program.

10. Except as contemplated by Section 3(a)(2) of this Repurchase Plan, the Issuer acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by CL King pursuant to this Repurchase Plan and the Issuer will not attempt to exercise any authority, influence or control over Purchases. CL King agrees not to seek advice from the Issuer with respect to the manner in which it effects Purchases under this Repurchase Plan.

11. The parties hereto hereby agree that if and as often as this Repurchase Plan is placed in the hands of an attorney for collection or enforcement, the aggrieved party shall be entitled to court costs and reasonable attorneys’ fee to be paid by the defaulting party.

12. This Repurchase Plan constitutes the entire understanding and agreement by and between the parties hereto relative to the subject matters set forth herein, and supersedes any and all prior agreements and/or understandings, either written or oral. No statement, warranty, representation or agreement not specifically set forth or described herein shall be permitted to alter or vary or add to the written terms of this Repurchase Plan, nor shall the same be binding upon any party hereto.

13. This Repurchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have signed this Repurchase Plan as of the date first written above.

CL KING & ASSOCIATES		CLAIRE’S STORES, INC.

By:	/s/ Peter E. Bulger	By:	/s/ Ira D. Kaplan

Name:	Peter E. Bulger	Name:	Ira D. Kaplan
Title:	Chief Operating Officer	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

Form of Request for Early Termination of Repurchase Plan

To: CL King & Associates

As of the date hereof, Claire’s Stores Inc. hereby requests termination of the Repurchase Plan, dated August 21, 2006, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Repurchase Plan as of the      day of      , 2006.

CLAIRE’S STORES, INC.

By:                                                          Date:
Name:
Title: